Exhibit 99.1

Mistras Group Announces Third Quarter Results
Highlights of the Third Quarter 2018*

•	$182.2 million of revenues; increased 1%

•	Gross Margins of 29%; increased 200 basis points

•	$3.0 million of income from operations (GAAP)

•	$10.1 million of adjusted income from operations (non-GAAP), up 46%

•	$20.8 million of adjusted EBITDA; increased 22%

•	Special items; net after-tax charge of $5.4 million

*- All comparisons are versus the equivalent prior year period.

MISTRAS Group, Inc. November 5, 2018 4:01 PM

PRINCETON JUNCTION, N.J., November 5, 2018 (GLOBE NEWSWIRE) - Mistras Group, Inc. (MG: NYSE), a leading "one source" global provider of technology-enabled asset protection solutions, reported financial results for its third quarter ended September 30, 2018.

Dennis Bertolotti, Chief Executive Officer stated, "Results for the third quarter reflect continued progress in strengthening the Mistras brand and positioning the company for long-term success. On the top line, the core business remains healthy and performance in both aerospace and mechanical services was also strong, while acquisitions were instrumental to quarterly growth. More importantly, we achieved quarterly gross margins of 29%; our highest level in two years, primarily reflecting a favorable sales mix. Together with continued expense discipline, consolidated non-GAAP operating margins improved by 170 basis points and adjusted EBITDA was up 22% from a year ago. Strategically, I am pleased with the margins achieved this quarter and the actions we have taken to improve our mix of business, which I believe will enable us to sustain better margins. At the same time, we have used our strong year to date performance to continue to build our balance sheet to support our growth initiatives both organically as well as through additional acquisitions. Finally, during this quarter, we completed the sale of a subsidiary in our Products and Systems segment and took strategic actions to address issues including the planned cessation of certain activities in our International segment. These actions will reduce the proportion of our lower-margin services and/or non-core operations and consequently, will contribute to an overall increase in our profit margins in 2019. I am confident we are making significant progress strengthening our foundation, in order to capitalize on the growth opportunities in both our core and related markets over the long-term.”

Review of Consolidated Operations for the Third Quarter
Revenues for the third quarter of 2018 were $182 million, 1% higher than $180 million in the prior year period. The increase in revenues was primarily due to the contribution of acquisitions completed in 2017, as well as organic growth that more than offset the reduction of approximately $10 million Services segment revenue decline related to the previously disclosed lost contract.

Gross profit for the third quarter was up 9% year-over-year to $52 million, and gross margin of 29% was a 200 basis point year-over-year improvement.

Operating income for the third quarter was $3 million, compared with a prior year operating loss of $10 million. On a non-GAAP basis operating income for the third quarter was $10 million, up 46% compared with $7 million in the prior year period.

Adjusted EBITDA for the quarter was $21 million, up 22% from a year ago due to stronger gross margins and continued disciplined overhead spending management. The Company generated $24.2 million of net cash from operations during the first nine months of 2018. The Company’s net debt (total debt and capital leases of $163.7 million less cash and cash equivalents of $17.1 million) was $146.6 million at September 30, 2018.

Special Items Recorded in the Quarter
During the third quarter of 2018, the Company sold a subsidiary in the Products and Systems segment, addressed a number of issues and made provisions for the cessation of certain activities in its International segment. The Company recorded a net, pre-tax charge of $7.1 million ($5.4 million after-tax), or approximately $0.19 cents per diluted share.

The special items consisted of the following:

•	In the Services Segment, we recorded a $5.9 million pre-tax, pension withdrawal liability, related to the large contract we exited in April 2018;

•
In the International Segment, we recorded a $2.8 million pre-tax, reorganization charge, primarily due to the impending exit of approximately $20 million of relatively low margin staff leasing services attributable to a German legislative change. The reduction of these services is anticipated to have relatively little, if any, impact on segment operating income. This charge also includes employee settlement obligations in Brazil;

•	In the Product and Systems Segment, we recorded a $2.4 million gain on the sale of a subsidiary which we had previously disclosed as having been marketed for sale; and

•	We recorded an additional $0.8 million of special items across all segments.

The majority of these items will have a positive impact on our operating margins in 2019, as we prune the underlying non-core, low-margin services, which has either already commenced or in the case of the International segment, will commence at the beginning of the second quarter in 2019.

The Company also recorded an additional 2017 Tax Reform Act adjustment in the third quarter of 2018, which resulted in an increase of $1.3 million of income tax, which had the effect of a reduction of $0.04 in diluted earnings per share.

Performance by segment was as follows:
Services segment third quarter revenues were $141 million, an increase of $4 million or 3% over prior year, attributable primarily to acquisitions. Organic growth was slightly positive, as Services was able to replace the $10 million revenue lost from the large contract in April 2018. Services segment third quarter GAAP operating income was $8 million compared with $12 million in the prior year. Excluding the special items mentioned above, third quarter non-GAAP operating income would have been up 25% to $15 million and the operating margin would have increased by 180 basis points. Improved profitability reflects a better overall sales mix.

International segment third quarter revenue decreased by $2 million or 4% over prior year, attributable to an organic decline and unfavorable FX rates. International third quarter GAAP operating loss was $0.7 million compared with $1 million of operating income in the prior year. On a non-GAAP basis, adjusted for the above-mentioned special items, non-GAAP operating income was up 53% this quarter to $2.1 million from $1.4 million a year ago, representing a 220 basis point expansion of segment operating margin. As noted above, we expect a reduction of approximately $20 million of annualized, relatively low margin International revenue beginning in the second quarter of 2019. The operating income impact of such revenue reduction is anticipated to be close to neutral in 2019, as any lost operating income is expected to be mostly offset with overhead cost reductions.

Products and Systems segment third quarter revenue decreased by $0.6 million or 9% over prior year. The decrease is attributable to the above-mentioned disposition of a subsidiary. GAAP operating income was $2.4 million for the third quarter compared to a $15.6 million operating loss in the prior year quarter. Products and Systems third quarter non-GAAP operating income decreased by $0.2 million compared with the prior year.

Mr. Bertolotti concluded, “The improvement of the oil and gas market this year, compared to the low levels we saw last year, extended into the third quarter. In addition, our aerospace and complimentary mechanical services businesses also continued to grow. We expect the oil and gas market to remain relatively stable over the next few quarters. In the fourth quarter, we will be comparing against a year ago quarter that benefited from the release of pent-up demand from earlier deferred work. In addition, our Services segment will be lapping a year ago quarter that included more than $10 million of revenue from the large customer site. We believe that remaining focused on strengthening the organization for the long term is a more effective strategy to leverage our competitive advantages across the large, global end markets that we serve.”

Based on strong year-to-date performance, the Company’s reaffirmed key metrics; revenue, adjusted EBITDA and capital expenditures guidance for fiscal 2018. Due to the impact of the various strategic actions, the Company believes GAAP earnings guidance no longer provides a meaningful indication of the Company’s financial performance:

•	Total revenues expected to be between $725 million to $730 million;

•	Adjusted EBITDA expected to be approximately $78 million; and

•	Capital expenditures expected to be between $17 million and $20 million.

Conference Call
In connection with this release, Mistras will hold a conference call on November 6, 2018 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-844-832-7227 and use confirmation code 8474976 when prompted. The International dial-in number is 1-224-633-1529.

About Mistras Group, Inc.
MISTRAS is a leading “one source” global provider of technology-enabled asset protection solutions used to evaluate the structural integrity of critical energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with asset life extension, improved productivity and profitability, compliance with government safety and environmental regulations, and enhanced risk management operational decisions.
MISTRAS uniquely combines its industry-leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (MI) and non-destructive testing (NDT) services; destructive testing (DT) services; process and fixed asset engineering and consulting services; and its world class enterprise inspection data management and analysis software (PCMS™) to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com or contact Nestor S. Makarigakis, Group Director, Marketing Communications at marcom@mistrasgroup.com.

Forward-Looking and Cautionary Statements
Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2018, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. The term "Adjusted EBITDA" used in this release is a financial measurement not calculated in accordance with GAAP and is defined as net income attributable to Mistras Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, share-based compensation expense and certain acquisition related costs (including transaction due diligence costs and adjustments to the fair value of contingent consideration), foreign exchange (gain) loss and, if applicable, certain special items which are noted. A reconciliation of Adjusted EBITDA to a financial measurement under GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurement” “Segment and Total Company Income (Loss) Before Special Items”, reconciling these measurements to financial measurements under GAAP. The Company uses the term “free cash flow”, a non-GAAP measurement the Company defines as cash provided by operating activities less capital expenditures (which is classified as an investing activity). The Company also uses the term “net debt”, a non-GAAP measurement defined as the sum of the current and long-term portions of long-term debt and capital lease obligations, less cash and cash equivalents.

Mistras Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)
	September 30, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$17,073	$27,541
Accounts receivable, net	155,615	138,080
Inventories	11,133	10,503
Prepaid expenses and other current assets	15,613	18,884
Total current assets	199,434	195,008
Property, plant and equipment, net	86,410	87,143
Intangible assets, net	56,515	63,739
Goodwill	199,625	203,438
Deferred income taxes	1,534	1,606
Other assets	4,630	3,507
Total assets	$548,148	$554,441
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$12,937	$10,362
Accrued expenses and other current liabilities	73,425	65,561
Current portion of long-term debt	2,225	2,358
Current portion of capital lease obligations	5,085	5,875
Income taxes payable	1,536	6,069
Total current liabilities	95,208	90,225
Long-term debt, net of current portion	147,926	164,520
Obligations under capital leases, net of current portion	8,426	8,738
Deferred income taxes	11,827	8,803
Other long-term liabilities	6,482	11,363
Total liabilities	269,869	283,649
Commitments and contingencies
Equity
Preferred stock, 10,000,000 shares authorized	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 28,496,445 and 28,294,968 shares issued	284	282
Additional paid-in capital	226,054	222,425
Retained earnings	72,614	64,717
Accumulated other comprehensive loss	(20,856)	(16,805)
Total Mistras Group, Inc. stockholders’ equity	278,096	270,619
Non-controlling interests	183	173
Total equity	278,279	270,792
Total liabilities and equity	$548,148	$554,441

Mistras Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income (Loss)
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Revenue	$182,169	$179,570	$561,592	$513,326
Cost of revenue	124,260	126,316	389,131	360,144
Depreciation	5,577	5,357	16,902	15,790
Gross profit	52,332	47,897	155,559	137,392
Selling, general and administrative expenses	41,931	38,217	122,232	113,491
Impairment charges	—	15,810	—	15,810
Pension withdrawal expense	5,886	—	5,886	—
Gain on sale of subsidiary	(2,384)	—	(2,384)	—
Research and engineering	745	555	2,414	1,749
Depreciation and amortization	2,920	2,738	8,834	7,854
Litigation expenses	—	1,200	—	1,200
Acquisition-related expense (benefit), net	217	(248)	(1,143)	(589)
Income (loss) from operations	3,017	(10,375)	19,720	(2,123)
Interest expense	1,894	1,081	5,581	3,114
Income (loss) before provision (benefit) for income taxes	1,123	(11,456)	14,139	(5,237)
Provision (benefit) for income taxes	2,133	(4,503)	6,229	(2,199)
Net (loss) income	(1,010)	(6,953)	7,910	(3,038)
Less: net income attributable to non-controlling interests, net of taxes	1	15	13	21
Net (loss) income attributable to Mistras Group, Inc.	$(1,011)	$(6,968)	$7,897	$(3,059)
Earnings (loss) per common share:
Basic	$(0.04)	$(0.25)	$0.28	$(0.11)
Diluted	$(0.04)	$(0.25)	$0.27	$(0.11)
Weighted average common shares outstanding:
Basic	28,429	28,274	28,360	28,465
Diluted	28,429	28,274	29,447	28,465

Mistras Group, Inc. and Subsidiaries
Unaudited Operating Data by Segment
(in thousands)

	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenues
Services	$141,340	$137,194	$434,653	$397,565
International	36,671	38,200	116,238	106,360
Products and Systems	5,716	6,268	17,286	16,925
Corporate and eliminations	(1,558)	(2,092)	(6,585)	(7,524)
	$182,169	$179,570	$561,592	$513,326

	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Gross profit
Services	$38,838	$34,729	$113,675	$100,432
International	10,877	10,432	34,273	29,720
Products and Systems	2,604	2,753	7,707	7,313
Corporate and eliminations	13	(17)	(96)	(73)
	$52,332	$47,897	$155,559	$137,392

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Segment and Total Company Income (Loss) from Operations (GAAP) to Income before Special Items (non-GAAP)
(in thousands)

	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Services:
Income from operations (GAAP)	$8,289	$11,699	$36,892	$31,211
Bad debt provision for a customer bankruptcy	—	—	—	1,200
Pension withdrawal expense	5,886	—	5,886	—
Reorganization and other costs	292	163	292	616
Acquisition-related expense (benefit), net	181	(126)	(809)	(48)
Income before special items (non-GAAP)	14,648	11,736	42,261	32,979
International:
Income (loss) from operations (GAAP)	(662)	1,023	2,713	3,866
Reorganization and other costs	2,808	379	3,544	455
Acquisition-related expense (benefit), net	—	—	(409)	(501)
Income before special items (non-GAAP)	2,146	1,402	5,848	3,820
Products and Systems:
Income (loss) from operations (GAAP)	2,415	(15,573)	2,032	(16,913)
Impairment charges	—	15,810	—	15,810
Gain on sale of subsidiary	(2,384)	—	(2,384)	—
Reorganization and other costs	—	—	29	—
Income (loss) before special items (non-GAAP)	31	237	(323)	(1,103)
Corporate and Eliminations:
Loss from operations (GAAP)	(7,025)	(7,524)	(21,917)	(20,287)
Litigation charges	—	1,200	—	1,200
Reorganization and other costs	305	—	305	—
Acquisition-related expense (benefit), net	36	(122)	75	(40)
Loss before special items (non-GAAP)	(6,684)	(6,446)	(21,537)	(19,127)
Total Company:
Income (loss) from operations (GAAP)	$3,017	$(10,375)	$19,720	$(2,123)
Pension withdrawal expense	5,886	—	5,886	—
Gain on sale of subsidiary	(2,384)	—	(2,384)	—
Impairment charges	—	15,810	—	15,810
Litigation charges	—	1,200	—	1,200
Bad debt provision for a customer bankruptcy	—	—	—	1,200
Reorganization and other costs	3,405	542	4,170	1,071
Acquisition-related expense (benefit), net	217	(248)	(1,143)	(589)
Income before special items (non-GAAP)	$10,141	$6,929	$26,249	$16,569

Mistras Group, Inc. and Subsidiaries
Unaudited Summary Cash Flow Information
(in thousands)

	Nine months ended
	September 30, 2018	September 30, 2017
Net cash provided by (used in):
Operating activities	$24,184	$35,226
Investing activities	(9,831)	(22,516)
Financing activities	(23,905)	(7,114)
Effect of exchange rate changes on cash	(916)	2,113
Net change in cash and cash equivalents	$(10,468)	$7,709

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)
(in thousands)

	Nine months ended
	September 30, 2018	September 30, 2017
GAAP: Net cash provided by operating activities	$24,184	$35,226
Less:
Purchases of property, plant and equipment	(15,386)	(14,413)
Purchases of intangible assets	(385)	(941)
non-GAAP: Free cash flow	$8,413	$19,872

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) to Adjusted EBITDA
(in thousands)

	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Net (loss) income	$(1,010)	$(6,953)	$7,910	$(3,038)
Less: net income attributable to non-controlling interests, net of taxes	1	15	13	21
Net (loss) income attributable to Mistras Group, Inc.	$(1,011)	$(6,968)	$7,897	$(3,059)
Interest expense	1,894	1,081	5,581	3,114
Provision (benefit) for income taxes	2,133	(4,503)	6,229	(2,199)
Depreciation and amortization	8,497	8,095	25,736	23,644
Share-based compensation expense	1,931	1,759	4,760	5,139
Litigation charges	—	1,200	—	1,200
Impairment charges	—	15,810	—	15,810
Acquisition-related expense (benefit), net	217	(248)	(1,143)	(589)
Reorganization and other related costs	3,405	542	4,170	1,071
Pension withdrawal expense	5,886	—	5,886	—
Gain on sale of subsidiary	(2,384)	—	(2,384)	—
Bad debt provision for unexpected customer bankruptcy	—	—	—	1,200
Foreign exchange loss	262	271	651	597
Adjusted EBITDA	$20,830	$17,039	$57,383	$45,928

Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net (loss) income (GAAP)	$(1,011)	$(6,968)	$7,897	$(3,059)
Special items, net of tax	5,368	10,921	4,924	11,178
Net Income Excluding Special Items (non-GAAP)	$4,357	$3,953	$12,821	$8,119

Diluted EPS (GAAP)	$(0.04)	$(0.25)	$0.27	$(0.11)
Special items, net of tax	0.19	0.38	0.17	0.38
Diluted EPS Excluding Special Items (non-GAAP)	$0.15	$0.13	$0.44	$0.27